                                                                   EXHIBIT 10.21

                            EXECUTIVE EMPLOYMENT AND

                           NON-COMPETITION AGREEMENT

     AGREEMENT, dated as of the 1st day of May, 1998, by and between Weigh-Tronix Acquisition Corp., a Delaware corporation (the "Company"), and John J. McCann, III, a resident of Providence, Rhode Island (the "Executive").

     WHEREAS, the Company desires to engage the services of the Executive and the Executive desires to be employed by the Company;

     WHEREAS, the Company desires to be assured that the unique and expert services of the Executive will be substantially available to the Company, and that the Executive is willing and able to render such services on the terms and conditions hereinafter set forth; and

     WHEREAS, the Company desires to be assured that the confidential information and good will of the Company will be preserved for the exclusive benefit of the Company;

     NOW, THEREFORE, in consideration of such employment and the mutual covenants and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

     Section 1. Employment. The Company hereby employs the Executive as its Chief Executive Officer, and the Executive hereby accepts such employment under and subject to the terms and conditions hereinafter set forth. The Executive further agrees to serve as a member of the Board of Directors (the "Board") of the Company if elected or appointed to such office in accordance with the Company's By-Laws.

     Section 2. Term. Unless sooner terminated as provided in Section 7, the term of employment under this Agreement shall begin on the date hereof and shall conclude three (3) years from the date hereof (the "Term"). This Agreement shall automatically be renewed for additional consecutive one year terms ("Renewal Terms") unless either party shall give to the other written notice not less than sixty (60) days prior to the end of the Term or any Renewal Term that it or he does not wish to renew this Agreement.

     Section 3. Duties. The Executive shall perform services in a managerial capacity subject to the general supervision of the Board. The Executive hereby agrees to devote his full business time and best efforts to the faithful performance of such duties and to the promotion and forwarding of the business and affairs of the Company for the Term or any Renewal Term.

     Section 4. Salary Compensation. In consideration of the services rendered by the Executive under this Agreement, the Company shall pay the Executive a base salary (the "Base Salary") at the rate of two hundred seventy seven thousand dollars ($277,000) per calendar year. The Base Salary shall be paid in such installments and at such times as the Company pays its regularly salaried executive employees, and the Board may review the Base Salary annually in a

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manner consistent with the Company's policies and may increase, but may not decrease, the Base Salary from time to time in its sole discretion.

     Section 5. Bonus Compensation. The Executive shall be paid a performance bonus pursuant to the criteria set forth on Exhibit A attached hereto, within thirty (30) days of the Company's receipt of its audited financial statements for such fiscal year (it being understood that such Bonus shall be based on such financial statements).

     Section 6. Benefits. In addition to the compensation detailed in Section 4 and 5 of this Agreement and those benefits listed on Exhibit B hereto, the Executive shall be entitled to the following additional benefits:

     Section 6.01. Paid Vacation. The Executive shall be entitled to five (5) weeks paid vacation per fiscal year, such vacation to extend for such periods and shall be taken at such intervals as shall be appropriate and consistent with the proper performance of the Executive's duties hereunder.

     Section 6.02. Insurance Coverage. During the Term or Renewal Terms, the Company shall provide the Executive with group health and life insurance protection to the same extent that it makes such protection available to its other executive employees, which protection shall be equivalent to the protection as in effect immediately prior to the date hereof,.

     Section 6.03. Automobile. In recognition of the necessity of the use of an automobile for the efficient and expeditious performance of the Executive's duties and obligations on behalf of the Company, the Company, at its cost, shall supply to the Executive for such use an automobile of such make and model [as currently provided] suitable for the Executive and upon such terms and conditions as the Board shall determine from time to time.

     Section 6.04. Reimbursement of Expenses. The Company shall reimburse the Executive for all reasonable expenses actually incurred by the Executive in connection with the business affairs of the Company and the performance of his duties hereunder. The Executive shall comply with such reasonable limitations and reporting requirements with respect to such expenses as the Board may establish from time to time.

     Section 7. Termination. This Agreement shall be terminated at the end of the Term or any Renewal Term, or earlier as follows:

     Section 7.01. Death. This Agreement shall terminate upon the death of the Executive, except that the compensation provided in Section 4 shall continue through the end of the month in which the Executive's death occurs.

     Section 7.02. Permanent Disability. In the event of any physical or mental disability of the Executive rendering the Executive unable to perform his duties hereunder for a period of at least one hundred twenty (120) consecutive days and the further determination that the disability is permanent with regard to the Executive's ability to return to work in his full capacity, this Agreement shall terminate automatically. Any determination of disability shall be made by the Board in consultation with a qualified physician or physicians selected by the Board and reasonably acceptable to the Executive. The failure of the Executive to submit to a reasonable examination by such physician or physicians shall act as an estoppel to any objection by the Executive to the determination of disability by the Board.

     Section 7.03. By the Company For Cause. The employment of the Executive may be terminated by the Company for Cause (as defined below) at any time effective upon written notice to the Executive; provided however that the Executive shall have the right, for up to ten (10) days following receipt of such written notice, to appear before the Board to explain the circumstances surrounding the event which caused the termination. For purposes hereof, the term "Cause" shall mean that the Board has determined that any one or more of the following has occurred:

          (a) The Executive shall have been convicted of, or shall have pleaded guilty or nolo contendere to, any felony;
               ---------------

          (b) The Executive shall have willfully failed or refused to carry out the reasonable and lawful instructions of the Board (other than as a result of illness or disability) and such failure or refusal shall have continued for a period of ten (10) days following written notice from the Board, it being understood that the Company's failure to achieve its business plan or projections shall not itself be considered a failure or refusal to perform duties;

          (c) the Executive shall have breached any material provision of
     Section 9 or 10 hereof; or

          (d) the Executive shall have committed any fraud, embezzlement, misappropriation of funds, breach of fiduciary duty or other act of dishonesty against the Company.

     Section 7.04.  By the Company without Cause.  The Company may terminate the
                    ----------------------------

Executive's employment at any time without Cause effective upon written notice to the Executive.

     Section 7.05.  By the Executive Voluntarily. The Executive may terminate
                    ----------------------------
this Agreement at any time effective upon at least sixty (60) days' prior written notice to the Company.

     Section 7.06.  By the Executive for Good Reason.  The Executive may
                    --------------------------------
terminate this Agreement effective upon written notice to the Company for Good Reason. Any such termination shall be treated as a termination by the Company without Cause. For this purpose, the term "Good Reason" shall mean: (i) the assignment to the Executive of any duties inconsistent in any substantial respect with the Executive's position, authority or responsibilities as contemplated by Section 1 of this Agreement; (ii) a change of more than forty
(40) miles in the location of the Company's offices where the Executive is located; or (iii) any material reduction in any of the benefits described in Sections 5 or 6 of this Agreement.

     Section 7.07.  Termination following a Change of Control.  For a period of
                    -----------------------------------------
twelve (12) months following the consummation of a Change of Control (as defined below), the Executive shall have the right to terminate his employment hereunder at any time effective upon at least five (5) days prior written notice to the Company or its successor. For purposes hereof, a "Change of Control" shall mean any transaction in which (i) any person, or any two or more persons acting as a group, and all affiliates of such person or persons, who prior to such time owned shares representing less than fifty percent (50%) of the voting power at elections for the Board of Directors of the Company, shall acquire, whether by purchase, exchange, tender offer, merger, consolidation or otherwise, such additional shares of the Company's capital stock in one or more transactions, or series of transactions, such that following such transaction or transactions, such person or group and affiliates beneficially own fifty percent (50%) or more of the voting power at elections for the Board of Directors or any successor or
(ii) all or substantially all of the assets of the Company are sold other than in the ordinary course of business; provided, however, that the term "Change of Control" shall not include any transaction or series of transactions pursuant to which members of management of the Company effect a leveraged recapitalization following which they own in excess of 50% or more of the voting power of the Company, as a group.

     Section 7.08.  Termination at End of Term.  If the Company does not renew
                    --------------------------
this Agreement at the end of the Term or any Renewal Term as provided in Section 2, such non-renewal shall be treated, for all purposes hereunder, as a termination without Cause by the Company and shall entitle the Executive to the benefits described in Section 8.02 hereof.

     Section 8.  Termination Payments and Benefits.
                 ---------------------------------

     Section 8.01.  Voluntary Termination, Termination For Cause.  Upon any
                    --------------------------------------------
termination of this Agreement: (1) voluntarily by the Executive or (2) by the Company for Cause as provided in Section 7.03, all payments, salary and other benefits hereunder shall cease at the effective date of termination.

     Section 8.02.  Termination without Cause or for Good Reason.  In the event
                    --------------------------------------------
that this Agreement is terminated by the Company without Cause, or by the Executive for Good Reason, and the Company is not in Default (as defined below), the Executive shall receive as a termination settlement an amount equal to the Executive's salary as is in effect at the effective date of termination for thirty-six (36) months from the effective date of termination (the "Termination Payment"). If the Company is in Default, the Termination Payment shall be an amount equal to the Executive's salary for eighteen (18) months from the effective date of termination. In either case, the Termination Payment shall be payable pursuant to the Company's normal payroll practices. In addition, the Executive shall receive that portion of the performance bonus payable pursuant to Section 5 hereof equal to that percentage of the calendar year during with the Executive was employed by the Company, payable when such bonus would otherwise normally be paid by the Company. In addition to the Termination Payment, the Executive shall continue to receive the benefits described in
Section 6.02 for a period of twelve (12) months following the effective date of termination. The Executive shall have no obligation to mitigate the amount of the Termination Payment provided for herein by seeking other employment or otherwise. For purposes of this Section 8, the term "Default" shall mean that

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during any twenty-four (24) consecutive months, the Company's EBITDA (as defined in Exhibit A hereto) shall be less than $25.0 million.

     Section 8.03.  Termination following Change of Control.  If the Executive
                    ---------------------------------------
terminates his employment pursuant to the provisions of Section 7.07, the Company shall be obligated to pay to the Executive a Termination Payment equal to the Executive's salary as in effect at the effective date of termination for twelve (12) months after the effective date of termination, payable pursuant to the Company's normal payroll practices, and the Executive shall continue to receive the benefits described in Section 6.02 for a period of twelve (12) months following the effective date of termination.

     Section 8.04. Termination due to Permanent Disability.  In the event that
                   ---------------------------------------
this Agreement is terminated due to the Permanent Disability of the Executive, the Executive shall receive an amount equal to the Executive's salary as is in effect at the effective date of termination for a period of twelve (12) months from the effective date of termination, pursuant to the Company's normal payroll practices; provided, however, that the such payments by the Company shall be reduced by the amount of any disability insurance payments made to the Executive pursuant to insurance provided under Section 6.02 above.

     Section 8.05.  Public Statement of Termination.  In the event the
                    -------------------------------
Executive's employment terminates for any reason, the Company and the Executive shall agree upon a public statement pertaining to the Executive's termination of employment, and the terms of said statement shall not be subject to subsequent modification by either party unless required by law; provided, however, that in the event the Company and the Executive are unable in good faith to agree on such a statement, the Company may make public statements as are necessary to comply with the law.

     Section 8.06.  No Other Benefits.  Except as specifically provided in this
                    -----------------
Section 8, the Executive shall not be entitled to any compensation, severance or other benefits from the Company or any of its subsidiaries or affiliates upon the termination of this Agreement for any reason whatsoever.

     Section 9.  Proprietary Information; Inventions in the Field.
                 ------------------------------------------------

     Section 9.01.  Proprietary Information.  In the course of his service to
                    -----------------------
the Company, the Executive will have access to confidential specifications, know-how, strategic or technical data, marketing research data, product research and development data, manufacturing techniques, confidential customer lists, sources of supply and trade secrets, all of which are confidential and may be proprietary and are owned or used by the Company, or any of its subsidiaries or affiliates. Such information shall hereinafter be called "Proprietary Information" and shall include any and all items enumerated in the preceding sentence and coming within the scope of the business of the Company or any of its subsidiaries or affiliates as to which the Executive may have access, whether conceived or developed by others or by the Executive alone or with others during the period of his service to the Company, whether or not conceived or developed during regular working hours. Proprietary Information shall not include any records, data or information which are in the public domain during or after the period of service by the Executive provided the same are not in the

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public domain as a consequence of disclosure directly or indirectly by the
Executive in violation of this Agreement.

     Section 9.02.  Fiduciary Obligations.  The Executive agrees that
                    ---------------------
Proprietary Information is of critical importance to the Company and a violation of this Section 9.02 and Section 9.03 would seriously and irreparably impair and damage the Company's business. The Executive agrees that he shall keep all Proprietary Information in a fiduciary capacity for the sole benefit of the Company.

     Section 9.03.  Non-Use and Non-Disclosure.  The Executive shall not during
                    --------------------------
the Term, any Renewal Term or at any time thereafter (a) disclose, directly or indirectly, any Proprietary Information to any person other than the Company or employees thereof at the time of such disclosure who, in the reasonable judgment of the Executive, need to know such Proprietary Information or such other persons to whom the Executive has been specifically instructed to make disclosure by the Board and in all such cases only to the extent required in the course of the Executive's service to the Company or (b) use any Proprietary Information, directly or indirectly, for his own benefit or for the benefit of any other person or entity. At the termination of his employment, the Executive shall deliver to the Company all notes, letters, documents and records which may contain Proprietary Information which are then in his possession or control and shall destroy any and all copies and summaries thereof.

     Section 9.04.  Assignment of Inventions.  The Executive agrees to assign
                    ------------------------
and transfer to the Company or its designee, without any separate remuneration or compensation, his entire right, title and interest in and to all Inventions in the Field (as defined below), together with all United States and foreign rights with respect thereto, and at the Company's expense to execute and deliver all appropriate patent and copyright applications for securing United States and foreign patents and copyrights on Inventions in the Field and to perform all lawful acts, including giving testimony, and to execute and deliver all such instruments that may be necessary or proper to vest all such Inventions in the Field and patents and copyrights with respect thereto in the Company, and to assist the Company in the prosecution or defense of any interference which may be declared involving any of said patent applications, patents, copyright applications or copyrights. For the purposes of this Agreement, the words "Inventions in the Field" shall include any discovery, process, design, development, improvement, application, technique, or invention, whether patentable or copyrightable or not and whether reduced to practice or not, conceived or made by the Executive, individually or jointly with others (whether on or off the Company's premises or during or after normal working hours) while in the employ of the Company, and which was or is directly or indirectly related to the business of the Company or any of its subsidiaries or affiliates, or which resulted or results from or was suggested by any work performed by any employee or agent thereof during the Term or any Renewal Term or for one year after termination of this Agreement for any reason.

     Section 10.  Restrictions on Activities of the Executive
                  -------------------------------------------

     Section 10.01.  Acknowledgments.  The Executive agrees that he is being
                     ---------------
employed hereunder in a key management capacity with the Company and that the Company is engaged in a highly competitive business and that the success of the Company's business in the marketplace depends upon its goodwill and reputation for quality and dependability. The Executive further agrees that reasonable

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limits may be placed on his ability to compete against the Company as provided herein so as to protect and preserve the legitimate business interests and good will of the Company.

     Section 10.02.  General Restrictions.
                     --------------------

          (a) During the Term and any Renewal Term and for the Non-Competition Period (as defined below), the Executive will not (anywhere in the world where the Company or any of its subsidiaries or affiliates then conducts business) engage or participate in, directly or indirectly, as principal, agent, employee, employer, consultant, investor or partner, or assist in the management of, or own any stock or any other ownership interest in, any business which is Competitive with the Company (as defined below); provided that the ownership of not more than 5% of the outstanding securities of any class listed on an exchange or regularly traded in the over-the-counter market shall not constitute a violation of this Section 10.02. For purposes of this Agreement, a business shall be considered "Competitive with the Company" only if it involves the manufacturing, sale or service of industrial and commercial scales.

          (b) For purposes of this Agreement, the "Non-Competition Period" shall mean the longer of (i) the Term and (ii) a period of twelve (12) consecutive months after the Executive's employment terminates.

     Section 10.03.  Employees, Customers and Suppliers.
                     ----------------------------------

          (a) During the Term, any Renewal Term and the Non-Solicitation Period (as defined below), the Executive will not solicit, or attempt to solicit, any officer, director, consultant, executive or employee of the Company or any of its subsidiaries or affiliates to leave his or her engagement with the Company or such subsidiary or affiliate nor will he call upon, solicit, divert or attempt to solicit or divert from the Company or any of its affiliates or subsidiaries any of their customers or suppliers, or potential customers or suppliers, of whose names he was aware during the term of his employment with the Company; provided, however, that nothing in this Section 10.03 shall be deemed to prohibit the Executive from calling upon or soliciting a customer or supplier during the Non-Solicitation Period if such action relates solely to a business which is not Competitive with the Company; and provided, further, however, that nothing in this Section 10.03 shall be deemed to prohibit the Executive (i) from soliciting or hiring any employee of the Company or any of its subsidiaries or affiliates, if such employee is a member of the Executive's immediate family or (ii) from placing advertisements in newspapers or other media of general circulation advertising employment opportunities.

          (b) For purposes of this Agreement, the "Non-Solicitation Period" shall mean the longer of (i) the Term and (ii) a period of twelve (12) consecutive months after the Executive's employment terminates.

     Section 10.04. THE EXECUTIVE REPRESENTS AND WARRANTS THAT THE KNOWLEDGE, SKILLS AND ABILITIES HE POSSESSES AT THE TIME OF COMMENCEMENT OF EMPLOYMENT HEREUNDER ARE SUFFICIENT TO PERMIT HIM, IN THE EVENT OF TERMINATION OF HIS EMPLOYMENT HEREUNDER, TO EARN A LIVELIHOOD SATISFACTORY TO HIMSELF WITHOUT

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VIOLATING ANY PROVISION OF SECTION 9 OR 10 HEREOF, FOR EXAMPLE, BY USING SUCH
KNOWLEDGE, SKILLS AND ABILITIES, OR SOME OF THEM, IN THE SERVICE OF A NON-COMPETITOR. THE EXECUTIVE FURTHER REPRESENTS AND WARRANTS THAT HIS ABILITY SO TO EARN A LIVELIHOOD SATISFACTORY TO HIMSELF DOES NOT DEPEND UPON HIS ABILITY TO
OBTAIN COMPENSATION FOR HIS     SERVICES AT, OR IN EXCESS OF, THE LEVEL AT WHICH
HE IS COMPENSATED BY THE COMPANY.

     Section 11.  Remedies.  It is specifically understood and agreed that any
                  --------
breach of the provisions of Section 9 or 10 of this Agreement is likely to result in irreparable injury to the Company and that the remedy at law alone will be an inadequate remedy for such breach, and that in addition to any other remedy it may have, the Company shall be entitled to enforce the specific performance of this Agreement by the Executive and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages.

     Section 12.  Severable Provisions.  The provisions of this Agreement are
                  --------------------
severable and the invalidity of any one or more provisions shall not affect the validity of any other provision. In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the duration or scope thereof, the parties hereto agree that said court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

     Section 13.  Notices.  All notices hereunder, to be effective, shall be in
                  -------
writing and shall be delivered by hand or mailed by certified mail, postage and fees prepaid, as follows:

     If to the Company:  Weigh-Tronix Acquisition Corp.
                         1000 Armstrong Drive
                         Fairmont, MN 56031
                         Facsimile No: (507) 238-2373
                         Attention:  President

     If to the Executive:  John J. McCann III
                           141 Blackstone Boulevard
                           Providence, RI  02906
                           Facsimile No: (401) 272-4648

or to such other address as a party may notify the other pursuant to a notice given in accordance with this Section 13.

     Section 14.  Miscellaneous.
                  -------------

     Section 14.01.  Modification.  This Agreement constitutes the entire
                     ------------
Agreement between the parties hereto with regard to the subject matter hereof, superseding all prior understandings and agreements, whether written or oral.

This Agreement may not be amended or revised except by a writing signed by the parties.

     Section 14.02.  Assignment and Transfer.  This Agreement shall not be
                     -----------------------
terminated by the merger or consolidation of the Company with any corporate or other entity or by the transfer of all or substantially all of the assets of the Company to any other person, corporation, firm or entity. The provisions of this Agreement shall be binding on and shall inure to the benefit of any such successor in interest to the Company. Neither this Agreement nor any of the rights, duties or obligations of the Executive shall be assignable by the Executive, nor shall any of the payments required or permitted to be made to the Executive by this Agreement be encumbered, transferred or in any way anticipated.

     Section 14.03.  Captions.  Captions herein have been inserted solely for
                     --------
convenience of reference and in no way define, limit or describe the scope or substance of any provision of this Agreement.

     Section 14.04.  Governing Law.  This Agreement shall be construed under and
                     -------------
enforced in accordance with the laws of the Commonwealth of Massachusetts.

                  [Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as a sealed instrument as of the day and year first above written.

                              WEIGH-TRONIX ACQUISITION CORP.

                          By: /s/ David R. Castle
                              ---------------------
                              Name: David R. Castle
                              Title: President



                              /s/  John J. McCann III
                              -----------------------
                              John J. McCann, III

                                   EXHIBIT A

                                     BONUS

     The Executive's Bonus shall be based on the Company's performance during a fiscal year (as evidenced by the Company's audited financial statements for such fiscal year). If the Company achieves 100% of its annual targets as set forth in the table below ("Targets"), the Executive shall be entitled to a bonus equal to 30% of his annual salary. If the Company achieves 120% of its Targets, the Executive shall be entitled to a bonus equal to 60% of his annual salary. If the Company achieves between 100% and 120% of its Targets, the Executive's bonus shall be calculated based on straight-line interpolation of the foregoing amounts.

                                 Annual EBITDA

                             (dollars in millions)


---------------------------------------------------------------------------------------
                       3/31/99       3/31/00        3/31/01       3/31/02       3/31/03
                       -------       -------        -------       -------       -------
Targets                  17.1          20.2           22.3          24.8          27.8
---------------------------------------------------------------------------------------

     For purposes of this Exhibit, the term "EBITDA" shall mean, for any year, the consolidated net earnings of Weigh-Tronix LLC (the "LLC") and its subsidiaries for such period, plus (a) all amounts deducted therefrom on account of (i) taxes, (ii) interest charges, (iii) depreciation charges and (iv) amortization charges; (b) management fees paid to Berkshire Investors LLC or its affiliates during such period; (c) non-cash charges or income for such period attributable to income and expenses incurred as a result of an acceleration of vesting of any option; (d) one-time non-recurring costs and expenses which are attributable to any acquisition, including the acquisition of the Company; and
(e) any costs attributable to the write-up of assets or goodwill resulting from purchase accounting in connection with any acquisition, including that of the Company, all as determined in conformity with generally accepted accounting principles. In addition, EBITDA shall be calculated without regard to any income or expense associated with the grant, exercise, vesting, issuance or, for accounting purposes only, the revaluation of the assets underlying any options or warrants.

     To the extent that the LLC makes acquisitions which require additional equity investments, or additional debt investments with so-called "equity kickers", the foregoing EBITDA targets will be revised to reflect the revised capital structure. Upon the occurrence of extraordinary corporate events (including the sale of a portion of the business or the license of technology), the EBITDA targets above will be reset as determined by the Board of Directors.

                                   EXHIBIT B

                                    BENEFITS


                                  John McCann

Weigh-Tronix Employee Benefits

Medical Insurance
Dental Insurance
Life Insurance
Accidental Death & Disability Insurance
Travel & Accident Insurance
Short & Long Term Disability Insurance
401K Plan with Company Contributions


Executive Benefits

Exec-U-Care Health Supplemental Policy
Company Car-Fully Paid with Insurance, Maintenance & Gasoline
Car & cellular Phones
Annual dues to Agawan Hunt
                                       12